Exhibit 3

(FACE OF SECURITY)

FORM OF GLOBAL SECURITY FOR $● BANK OF MONTREAL ELKHORN DWA MLP SELECT™ INDEX EXCHANGE TRADED NOTES DUE DECEMBER 10, 2036

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation act or by the U.S. Federal Deposit Insurance Corporation.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BANK OF MONTREAL, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 7 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i)
THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii)
(A) NEITHER THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (B) NEITHER BANK OF MONTREAL NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY BANK OF MONTREAL OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY BANK OF MONTREAL OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

(Face of Security continued on next page)

CUSIP No.: 063679104
ISIN: US0636791040
BANK OF MONTREAL

MEDIUM-TERM NOTES, SERIES C

$● Bank of Montreal Elkhorn DWA MLP Select™ Index Exchange Traded Notes due December 10, 2036

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount:  $50 per Security; $[      ] aggregate Principal Amount equal to [      ] Securities

Index:  DWA MLP Select™ Index

Initial Index Level:  883.255, the closing level of the Index on the Initial Trade Date

Initial Trade Date: December 19, 2016

Denomination:  $50 per Security

Interest Rate:  The principal of this Security shall not bear interest.

Coupon Payment:  On each Coupon Payment Date, the holder of each $50 Principal Amount of this Security shall receive an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, less the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.

Payment at Maturity: The holder of each $50 Principal Amount of this Security shall receive a cash payment on the Maturity Date (the “Cash Settlement Amount”) that shall equal to (a) the product of (i) the Indicative Note Value as of the close of the Index Business Day immediately preceding the Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Final Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the final Coupon Amount minus (d) the Accrued Tracking Fee as of such last Index Business Day, plus (d) the Stub Reference Distribution Amount as of such last Index Business Day, if any.  The Cash Settlement Amount shall not be less than zero.

Payment Upon Redemption by the Holder: Prior to the Maturity Date, the Holder may, subject to the procedural requirements in Section 5 hereof, elect to offer all or a portion of the Principal Amount of this Security for repurchase by the Bank on any Redemption Date, subject to the repurchase requirements and procedures set forth in Section 5 hereof.  If the Holder fulfills the repurchase requirements and procedures in Section 5 for a Redemption Date, the Bank shall be obligated to repurchase the Principal Amount of this Security so requested to be repurchased on the Redemption Date.  The Index Business Day immediately succeeding the applicable Redemption Notice Date shall be the Redemption Measurement Date applicable to such repurchase, subject to adjustment as provided in Section 3 hereof.  On the Redemption Date, the Holder will receive the Redemption Amount.

Payment Upon Call by the Bank:  The Bank will have the right to repurchase this Security in whole but not in part on any Index Business Day on or after June 22, 2017 to and including the Maturity Date.  To call the Securities for repurchase, the Bank will deliver an irrevocable call notice to The Depository Trust Company (“DTC”) (as the Holder of this Global Security).  If the Bank issues a call notice on any calendar day, the “Call Calculation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Calculation Date. However, if the Bank issues a call notice on a Friday, the related Call Calculation Date will fall on the following Friday.

On the Call Settlement Date, the Holder of this Security will receive the Call Settlement Amount.

Calculation Agent:  BMO Capital Markets Corp.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  Nasdaq Global Market

OTHER TERMS

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

The “Accrued Tracking Fee” is (i) with respect to the first Coupon Valuation Date is an amount equal to the sum of the Investor Fees for each Index Business Day from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; (ii) with respect to any Coupon Valuation Date after the first Coupon Valuation Date is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date plus (b) the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date; (iii) as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period plus (b) the Tracking Fee Shortfall, if any, as of the last Coupon Valuation Date; and (iv) as of the last Index Business Day in the Call Measurement Period is an amount equal to (a) the sum of the Investor Fees for each Index Business Day from and excluding the Call Calculation Date to and including the last Index Business Day in the Call Measurement Period plus (b) the Adjusted Tracking Fee Shortfall, if any.

The “Adjusted Reference Distribution Amount” means, as of any Redemption Measurement Date or the Call Calculation Date, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Redemption Measurement Date or Call Calculation Date.

The “Adjusted Tracking Fee” means, as of any Redemption Measurement Date or the Call Calculation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the sum of the Investor Fees for each Index Business Day from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Redemption Measurement Date or the Call Calculation Date.

The “Adjusted Tracking Fee Shortfall” means the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Measurement Date or the Call Calculation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Measurement Date or the Call Calculation Date.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described in Section 3 hereof.

A “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or Toronto.

The “Calculation Date” means December 1, 2036, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustment as provided in Section 3 hereof.

The “Call Measurement Period” will be the five Index Business Days from and including the Call Calculation Date, subject to adjustment as provided in Section 3 hereof.

“Call Settlement Amount” means a cash payment per $50 Principal Amount of this Security equal to (a) the product of (i) the Indicative Note Value as of the Call Calculation Date multiplied by (ii) the Index Factor for the last Index Business Day in the Call Measurement Period minus (b) the Investor Fee for such last Index Business Day plus (c) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Calculation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (d) the Adjusted Coupon Amount, if any, minus (e) the Accrued Tracking Fee as of such last Index Business Day plus (f) the Stub Reference Distribution Amount, if any, as of such last Index Business Day.  The Call Settlement Amount will not be less than zero.

The “Call Settlement Date” means the third Business Day following the last Index Business Day in the Call Measurement Period.

An “Constituent Issuer” means any of the master limited partnerships included in the Index.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which this Security trades without the right to receive that Coupon Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as provided in Section 3 hereof. The first Coupon Payment Date will be April 5, 2017.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Valuation Date” means the 15th of March, June, September and December of each calendar year during the term of this Security or if that date is not an Index Business Day, then the first Index Business Day following that date. However, the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as provided in Section 3 hereof. The first Coupon Valuation Date will be March 15, 2017.

An “Exchange Business Day” means any day on which the primary exchange or market for trading of this Security is scheduled to be open for trading.

An “Ex-dividend date” means, with respect to a distribution on an Index Constituent, the first Index Business Day on which transactions in such Index Constituent trade on the applicable Primary Exchange without the right to receive such distribution.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as provided in Section 3 hereof.

An “Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Nasdaq, Inc.

The “Index Closing Level” on any Index Business Day means the closing level of the Index as published on Bloomberg L.P. (or any successor) under the ticker symbol “DWAMLP <Index>”, subject to adjustment as provided in Section 3 hereof.

An “Index Constituent” means the equity interests of the Constituent Issuer included in the Index.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index.

The “Index Factor” on any Index Business Day shall be calculated as (a) the Index Closing Level on that Index Business Day divided by (b) the Index Closing Level on the immediately preceding Index Business Day.  For purposes of determining the Redemption Amount, the Index Factor used in calculating the Indicative Note Value as of the Redemption Measurement Date will be (a) the Index Closing Level on the Redemption Measurement Date divided by (b) the Index Closing Level on the immediately preceding Index Business Day.  For purposes of determining the Cash Settlement Amount, the Index Factor shall be calculated as (a) the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Final Measurement Period divided by (b) the Index Closing Level on the Index Business Day immediately preceding the Calculation Date.  For purposes of determining the Call Settlement Amount, the Index Factor shall be calculated as (a) the arithmetic mean of the Index Closing Levels measured on each Index Business Day during the Call Measurement Period divided by (b) the Index Closing Level on the Index Business Day immediately preceding the Call Calculation Date.  All calculations of the Index Factor shall be performed by the Calculation Agent, in its sole discretion.

“Index Sponsor” means Dorsey Wright Associates, or any successor.

The “Indicative Note Value” of this Security on the Initial Trade Date will equal the Principal Amount of $50.  On each subsequent Index Business Day, the Indicative Note Value of this Security will be equal to (a) the product of (i) the Indicative Note Value as of the close of the immediately preceding Index Business Day multiplied by (ii) the Index Factor for that Index Business Day minus (b) the Investor Fee for that Index Business Day.

The “Investor Fee” for this Security on any Index Business Day that is a date of determination is the product of (a) the Indicative Note Value as of the close of the immediately preceding Index Business Day, (b) the Investor Fee Percentage and (c) the quotient of (i) the number of calendar days from and including the immediately preceding Index Business Day to such date of determination divided by (ii) 360.  The Investor Fee for this Security will be calculated on each Index Business Day and accrue daily.

The “Investor Fee Percentage” is 0.85% per annum.

A “Market Disruption Event” means with respect to the Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)
the suspension, absence or material limitation of trading in a material number of the Index Constituents for more than two hours or during the one-half hour before the close of trading in the applicable Primary Exchange or Primary Exchanges;

(b)
the suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituents on a Related Exchange for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)	the Index is not published; or

(d)
in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the ability of the Bank or any of its affiliates to unwind all or a material portion of a hedge with respect to this Security that the Bank or its affiliates have effected or may effect.

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the Primary Exchange or Related Exchange; or

(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituents.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Notwithstanding the occurrence of one or more of the events described above, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Closing Level if it determines that one or more of the above events has not and is not likely to materially impair its ability to determine the Index Closing Level on any date.

“Maturity Date” means the third Index Business Day following the last Index Business Day in the Final Measurement Period, which is scheduled to be December 10, 2036, unless that day is not an Index Business Day, in which case the Maturity Date will be the following Index Business Day, subject to adjustment as provided in Section 3 hereof.

“Primary Exchange” means, with respect to each Index Constituent or each component underlying a successor index, the primary exchange or market of trading such Index Constituent or such component underlying a successor index.

The “record date” means, with respect to a distribution on an Index Constituent, the date on which a holder of the Index Constituent must be registered as a unitholder of such Index Constituent in order to be entitled to receive such distribution.

The “Redemption Amount” means a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee Amount.  The Redemption Amount will not be less than zero.

A “Redemption Confirmation” is the form provided by the Bank as Annex B to the pricing supplement for this Security.

A “Redemption Date” means any Business Day during the term of this Security beginning on December 27, 2016 and ending on the last scheduled Index Business Day prior to the first Index Business Day in the Call Measurement Period or the Final Measurement Period, subject to compliance with Section 5 hereof.  Any Redemption Date shall also be the third Business Day after the applicable Redemption Measurement Date.

The “Redemption Fee Amount” equals 0.125% of the Indicative Note Value.

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustment as provided in Section 3 hereof.

A “Redemption Notice” is the form provided by the Bank as Annex A to the pricing supplement for this Security.

A “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation are delivered in compliance with Section 5 hereof.  If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to a cash distribution for an Index Constituent that is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent fails to pay the distribution to holders of such Index Constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” means, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent equal to (i) the published unit weighting of that Index Constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date and (b) the Initial Index Level divided by 50.

A “Related Exchange” means, with respect to each Index Constituent or each component underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent or such component underlying a successor index.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” with respect to any Index Constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Tracking Fee Shortfall” means an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount, which will be included in the Accrued Tracking Fee for the next Coupon Valuation Date, in the event that the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on that Coupon Valuation Date, in which case there will be no Coupon Amount payment made on that Coupon Payment Date.

1.	Promise to Pay at Maturity or Upon Early Redemption or Call

Bank of Montreal, a Canadian chartered bank (together with its successors and assigns, the “Bank”), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Payment upon Redemption by the Holder” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Bank to repurchase such Holder’s Securities prior to the Maturity Date, (ii) “Payment upon Call by the Bank” and elsewhere on the face of this Security on the applicable Call Settlement Date, in the case of any Securities in respect of which the Bank exercises its right to repurchase all Securities prior to the Maturity Date or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2.	Payment of Interest/Coupon Amount

The principal of this Security shall not bear interest.  For each Security held by the Holder on the applicable Coupon Record Date, the Holder may receive on the corresponding Coupon Payment Date an amount in cash equal to the Coupon Amount.

3.	Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “successor index”) for all purposes, and all provisions described in the pricing supplement relating to this Security as applying to the Index will thereafter apply to the successor index instead.  If the Calculation Agent replaces the original Index with a successor index, then the Calculation Agent will determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by reference to the successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, the Calculation Agent will determine the level of the Index and thus the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Constituents or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the Index Constituents or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the Index methodology, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Index Closing Level used to determine the Cash Settlement Amount, Redemption Amount or Call Settlement Amount, as applicable, is equitable.

To the extent a Market Disruption Event has occurred or is continuing on an Averaging Date or on a Redemption Measurement Date, the Index Closing Level for such Averaging Date or Redemption Measurement Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Date”) irrespective of whether, pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date.  If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the Index Closing Levels on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Calculation Agent or one of its affiliates, as the case may be, will apply the Index Closing Level for such Deferred Averaging Date (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Date.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the Index Closing Level on an Index Business Day and there is a Market Disruption Event on that Index Business Day, then the Index Closing Level on the next Index Business Day will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date.  If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or a Market Disruption Event has occurred or is continuing on such third Index Business Day, the Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Index Business Day but for such Market Disruption Event.

4.	Payment at Maturity or Upon Repurchase

The payment of this Security that becomes due and payable on the Maturity Date, Call Settlement Date or a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Payment Upon Redemption by the Holder” and “Payment Upon Call by the Bank,” respectively.  The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the payment as determined pursuant to Section 9 hereof.  When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon repurchase of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5.	Procedure for Early Redemption

Prior to the Maturity Date, the Holder may elect to offer all or a portion of the Principal Amount of this Security for redemption by the Bank on any Redemption Date, in a minimum Principal Amount of at least $2,500,000 (50,000 Securities) by following the procedures set forth below:

•	cause its broker to deliver a Redemption Notice to the Bank via email no later than 2:00 p.m. (New York City time) on the Index Business Day preceding the applicable Redemption Measurement Date;

•
cause its broker to deliver the signed Redemption Confirmation to the Bank via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day.  The Bank or its affiliate must acknowledge receipt in order for the Redemption Confirmation to be effective;

•	cause its broker to make its DTC custodian book a delivery vs. payment trade with respect to this Security on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

•	cause its broker to make its DTC custodian deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Any redemption instructions received in compliance with the foregoing procedures shall be irrevocable and, upon compliance with the foregoing procedures, the Bank shall be obliged to repurchase the principal amount of this Security so requested to be redeemed on the Redemption Date.

The Bank will act as paying agent in connection with repurchases at the election of the Holder of this Security and upon such repurchase the Bank shall so advise the Trustee and deliver the Principal Amount of this Security that is so repurchased to the Trustee for cancellation.

6.	Role of Calculation Agent

BMO Capital Markets Corp., an affiliate of the Bank, will act as the Calculation Agent for this Security.  The Calculation Agent will make all determinations relating to this Security, including the Index Factor, the Index Closing Level on any Index Business Day on which such Index Closing Level is to be determined during the term of this Security, the Indicative Note Value, the Investor Fee, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, to be paid at Maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, and the Call Settlement Amount, if any.  The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holder and on the Bank.  The Holder shall not be entitled to any compensation from the Bank for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at Maturity or Call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.  Insofar as this Security provides for the Calculation Agent to determine the matters specified in the preceding paragraph and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Bank.

7.	Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Bank (in the absence of a change in law or administrative or judicial ruling to the contrary) to treat this Security as a contingent income-bearing derivative contract linked to the Index for all U.S. federal income tax purposes.

8.	Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the Holder (in writing to the Bank and the Trustee on or before any Redemption Date or the last Index Business Day in the Call Measurement Period or the Final Measurement Period, as applicable, or not less than ten days prior to the applicable Coupon Payment Date) and acceptable to the Bank or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Bank maintained for that purpose in The City of New York; provided, however, that payment on the Maturity Date, any Redemption Date or the Call Settlement Date shall be made only upon surrender of this Security at such office or agency (unless the Bank waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Indicative Note Value, the Investor Fee, the Redemption Amount and Redemption Fee Amount, if any, the Call Settlement Amount, if any, and the Cash Settlement Amount, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate Principal Amount of this Security will be rounded to the nearest cent, with one-half cent rounded upward.

9.	Default Amount Upon Acceleration of Maturity

In case an Event of Default with respect to this Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the maturity of this Security will be determined by the Calculation Agent and will be an amount in cash equal to the Redemption Amount, calculated as if the date of acceleration were the Redemption Measurement Date.  For purposes of this calculation the Repurchase Fee Amount shall be zero.

10.	Split or Reverse Split of the Securities

If the Calculation Agent decides to initiate a split or reverse split, the Calculation Agent will issue a notice to Holders announcing the split or reverse split, specifying the effective date of the split or reverse split.  The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of this Security accordingly.  Any adjustment of the closing indicative value will be rounded to eight decimal places.

In the case of a reverse split, the Bank reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion.  For example, if this Security undergoes a 1-for-4 reverse split, Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other Holders for the maximum number of Securities they hold that is evenly divisible by four, and the Bank will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by the Calculation Agent in its sole discretion.

The minimum stated principal amount of Securities an investor must offer for repurchase will not change as a result of any split or reverse split of this Security, but the number of Securities corresponding to such minimum stated principal amount will change.

11.	Payment When Offices are Closed

Notwithstanding any provision of this Security or of the Indenture, if, after giving effect to any provision of this Security governing the timing of payment hereunder of the payment at maturity, call, redemption, if any, or any Coupon Amount, payment of such amount would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such amount may be paid (or made available for payment) on the next succeeding Business Day with the same force and effect as if such amount were paid on the Specified Day.  The provisions of this Section shall apply to this Security in lieu of the provisions of Section 113 of the Indenture.

12.	Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

13.	Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: December 22, 2016	BANK OF MONTREAL

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: December 22, 2016
WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

(Reverse of Security)

This Security is one of a duly authorized issue of securities of  the Bank (herein called the “Securities”), issued and to be issued in one or more series under the Senior Indenture, dated as of January 25, 2010 (as it may be amended or supplemented from time to time, the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Bank and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof limited in aggregate principal amount to $●, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase such principal amount if in the future it determines that it may wish to sell additional Securities of this series.  References herein to “this series” mean the series designated on the face hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected, or in certain cases the unanimous consent of each of such Holders.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 90 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $50.00 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Bank or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.